                                                                    Exhibit 12.1

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                Computation of Ratio of Earnings to Fixed Charges
                        (millions; except ratio amounts)

                                                  Six Months
                                               Ended June 30,                             Year Ended December 31,
                                            ---------------------     ------------------------------------------------------------
                                              2003         2002        2002          2001         2000         1999         1998
                                            --------     --------    --------      --------     --------     --------     --------
Pre-tax income (loss) from continuing
       operations before adjustment for
       loss from equity investees           $   41.9     $   58.6    $  142.6      $   36.3     $   38.8     $   57.8     $  (60.3)
                                            ========     ========    ========      ========     ========     ========     ========
Fixed Charges:
Interest expense and amortization of
       debt discount and premium on
       all indebtedness                     $   38.9     $   46.8    $   91.3      $   99.5     $   99.1     $  104.2     $   90.3
20% of rental expense                            2.3          2.1         4.6           4.1          3.5          3.7          3.5
                                            --------     --------    --------      --------     --------     --------     --------
       Total fixed charges                  $   41,2     $   48.9    $   95.9      $  103.6     $  102.6     $  107.9     $   93.8
                                            ========     ========    ========      ========     ========     ========     ========
Pre-tax income (loss) from continuing
       operations before adjustment
       for loss from equity investees
       plus fixed charges                   $   83.1     $  107.5    $  238.5      $  139.9     $  141.4     $  165.7     $   33.5
Ratio of Earnings to Fixed Charges (A)          2.02         2.20        2.49          1.35         1.38         1.54          (B)

(A) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes and before adjustment for loss from equity investments plus fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. We have not paid dividends on preferred stock for any of the periods presented above.

(B) Due to Fisher's loss during the year ended December 31, 1998, the ratio coverage was less than 1:1. Fisher must generate additional earnings of $60.3 million for the year ended December 31, 1998 to achieve a coverage ratio of 1:1.